SEVENTH AMENDMENT TO CREDIT AGREEMENT


     THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT, dated as of January 30, 2003, amends and supplements that certain Credit Agreement dated as of April 30, 1998 (as amended to the date, the "Credit Agreement") among THE MIDDLETON DOLL COMPANY (formerly known as Bando McGlocklin Capital Corporation), a Wisconsin corporation (the "Company") and U.S. BANK NATIONAL ASSOCIATION (formerly known as Firstar Bank, N.A., successor by merger to Firstar Bank Milwaukee, N.A.) (the "Bank").

                                     RECITAL

     The Company and the Bank desire to amend the Credit Agreement as provided below.

                                   AGREEMENTS

     In consideration of the promises and agreements set forth in the Credit Agreement, as amended hereby, the Bank and the Company agree as follows:

     1. Definitions and References. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Credit Agreement. All references to the Credit Agreement contained in the Loan Documents shall, upon fulfillment of the conditions set forth in section 3 below, mean the Credit Agreement as amended by this Seventh Amendment.

     2. Amendments to Credit Agreement. The Credit Agreement is amended as follows:

          (a) The definition of "Maturity Date" contained in section 1 of the Credit Agreement is amended by deleting "December 31, 2002" contained therein and substituting "February 28, 2003" in its place.

          (b) The definition of "Revolving Loan Commitment" contained in section 1 of the Credit Agreement is amended to read as follows:

                    "Revolving Loan Commitment" means $3,480,000.

     3. Effectiveness of Seventh Amendment. This Seventh Amendment shall become effective upon its execution and delivery by the Company and the Bank, and the satisfaction of the following conditions:


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          (a) Guaranty Reaffirmations. The Bank shall have received a guaranty reaffirmation duly executed by BMSBLC and Lee Middleton Original Dolls, Inc., respectively, whereby each entity reaffirms its obligations under its previously executed guaranty in favor of the Bank with respect to the obligations of the Company.

          (b) Proceedings Satisfactory. All other proceedings contemplated by this Seventh Amendment shall be satisfactory to the Bank, and the Bank shall have received such other information relating hereto as the Bank may reasonably request.

     4. Representations and Warranties. The Company represents and warrants to the Bank that:

          (a) The execution, delivery and issuance of this Seventh Amendment, and the performance by the Company of its obligations hereunder, are within its corporate power, have been duly authorized by proper corporate action on the part of the Company, are not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the Articles of Incorporation or By-Laws of the Company or the terms of any agreement, restriction or undertaking to which the Company is a party or by which it is bound, and do not require the approval or consent of the shareholders of the Company, any governmental body, agency or authority or any other person or entity; and

          (b) The representations and warranties contained in the Loan Documents are true and correct in all material respects as of the date of this Seventh Amendment except (i) the representations and warranties contained in section 3.3 of the Credit Agreement shall apply to the most recent financial statements delivered by the Company to the Bank pursuant to sections 5.1 and 5.2 of the Credit Agreement and (ii) for changes contemplated or permitted by the Loan Documents and, to the Company's knowledge, no condition exists or event or act has occurred that, with or without the giving of notice or the passage of time, would constitute an Event of Default under the Credit Agreement.

     5. Costs and Expenses. The Company agrees to pay to the Bank, on demand, all costs and expenses (including reasonable attorneys' fees) paid or incurred by the Bank in connection with the negotiation, execution and delivery of this Seventh Amendment.

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     6. Full Force and Effect. The Credit Agreement, as amended hereby, remains in full force and effect.

     7. Counterparts. This Seventh Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of parties hereto may execute this Seventh Amendment by signing any such counterpart.

                                       THE MIDDLETON DOLL COMPANY
                                       (formerly known as Bando McGlocklin
                                       Capital Corporation)

                                       BY /s/ George Schonath
                                          --------------------------------------
                                            Its President
                                                --------------------------------

                                       U.S. BANK NATIONAL ASSOCIATION
                                       (formerly known as Firstar Bank, N.A.,
                                       successor by merger to Firstar Bank
                                       Milwaukee, N.A.)


                                       BY /s/ Jon B. Beggs
                                          --------------------------------------
                                            Its Vice President
                                                --------------------------------


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